UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 15, 2009, the Company committed to a restructuring plan that will result in the reduction of approximately 43% of the Company’s workforce. In connection with the restructuring plan, the Company will focus on its product candidates, MB07811 for the treatment of hyperlipidemia and MB07803 for the treatment of type 2 diabetes, as well as on advancing its glucagon antagonist program. Employees directly affected by the restructuring plan have received notification and will be provided with severance payments, continued benefits for a specified period of time and outplacement assistance. The Company expects to complete the restructuring plan by the end of the second quarter of 2009.

The Company anticipates incurring restructuring charges of approximately $1.4 million, primarily associated with personnel-related termination costs. The majority of these costs will be recognized during the first quarter of 2009.

The severance-related charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

The press release announcing the restructuring plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press release of Metabasis Therapeutics, Inc. dated January 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

	By:	/s/ Mark D. Erion

Mark D. Erion
President, Chief Executive Officer and
Chief Scientific Officer
Date: January 20, 2009

INDEX TO EXHIBITS

Number	Description

99.1	Press release of Metabasis Therapeutics, Inc. dated January 20, 2009.